EXHIBIT 5.1

June 8, 2007

Board of Directors

Gemstar-TV Guide International, Inc.

6922 Hollywood Boulevard

12th Floor

Los Angeles, CA 90028

Gentlemen:

We are acting as counsel to Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 30,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable under the Company’s 2007 Long-Term Incentive Plan (the “Incentive Plan”) and the associated stock purchase rights (the “Rights”) to be issued pursuant to the Second Amended and Restated Rights Agreement (the “Rights Agreement”), effective as of July 12, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1. An executed copy of the Registration Statement.

2. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 17, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4. A copy of the Incentive Plan.

5. Certain resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors on March 15, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, (i) the approval and adoption of the Incentive Plan and (ii) the reservation for issuance of the Shares and arrangements in connection therewith.

6. Certain minutes of a meeting of the Stockholders of the Company held on May 16, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the approval and adoption of the Incentive Plan.

7. A certificate of the Secretary of the Company, dated as of June 8, 2007.

8. An executed copy of the Rights Agreement.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares and the associated Rights, when issued and delivered against payment therefor in accordance with the provisions of the Incentive Plan and the Rights Agreement and any form of agreement issued pursuant thereto, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN & HARTSON L.L.P.